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                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES

Intercontinental Telecom Corporation Do Brasil S/C Ltda.

ITC Holding Brasil S/C Ltda.

Viplink Provedora De Acesso A Internet S/C/ Ltda.

Probit Technologia Educational Ltda.

Interactive Consultoria e Desenvolvimiento de Sistemas Ltda.